Exhibit 3.285

CERTIFICATE OF INCORPORATION

of

PROMUS/KINGSTON DEVELOPMENT CORPORATION

THE UNDERSIGNED, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

ARTICLE I

The name of the Corporation is PROMUS/KINGSTON DEVELOPMENT CORPORATION.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such registered office is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to own, develop, operate, manage and/or sell real estate or interests therein (including, without limitation, to employ such persons as may be necessary or appropriate in connection therewith) and to engage in any other lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock having a par value of one cent ($.01) per share.

ARTICLE V

The amount of the authorized stock of the Corporation of any class or classes may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote.

ARTICLE VI

Elections of directors need not be by ballot unless the By-laws of the Corporation shall so provide.

ARTICLE VII

In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have power to make, adopt, alter, amend and repeal from time to time the By-laws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter, amend and repeal by-laws adopted by the Board of Directors.

ARTICLE VIII

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of each director of the Corporation shall be limited or eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended from time to time.

ARTICLE IX

The incorporator of the Corporation is Graham R. Hone, whose mailing address is Room 2946, 1301 Avenue of the Americas, New York, New York 10019-6092.

IN WITNESS WHEREOF, I, being the incorporator hereinabove named, do hereby execute this Certificate of Incorporation on this 10th day of December, 1998.

/s/ GRAHAM R. HONE
GRAHAM R. HONE

CERTIFICATE OF CHANGE OF REGISTERED AGENT

AND

REGISTERED OFFICE

*  *  *  *  *

PROMUS/KINGSTON DEVELOPMENT CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY.

The present registered agent of the corporation is Corporation Service Company and the present registered office of the corporation is in the county of New Castle.

The Board of Directors of PROMUS/KINGSTON DEVELOPMENT CORPORATION adopted the following resolution on the 29th Day of July, 1999.

Resolved, that the registered office of PROMUS/KINGSTON DEVELOPMENT CORPORATION in the state of Delaware be and it hereby is changed to Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, and the authorization of the present registered agent of this corporation be and the same is hereby withdrawn, and THE CORPORATION TRUST COMPANY, shall be and is hereby constituted and appointed the registered agent of this corporation at the address of its registered office.

IN WITNESS WHEREOF, PROMUS/KINGSTON DEVELOPMENT CORPORATION has caused this statement to be signed by J. Kendall Huber its Executive Vice President this 23rd day of August, 1999

/s/ J. Kendall Huber

J. Kendall Huber
Executive Vice President

CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE

AND OF REGISTERED AGENT

It is hereby certified that:

1. The name of the corporation (hereinafter called the “corporation”) is Promus/Kingston Development Corporation.

2. The registered office of the corporation within the State of Delaware is hereby changed to 2711 Centerville Rd., Ste. 400, Wilmington, DE 19808, Newcastle County

3. The registered agent of the corporation within the State of Delaware is hereby changed to Corporation Service Company, the business office of which is identical with the registered office of the corporation as hereby changed.

4. The corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.

Signed on 9/8/00

/s/ Vivien S. Mitchell
Vivien S. Mitchell, Vice President